EX-99.28(h)(iii)

June 1, 2020

Janet McWilliams

Driehaus Mutual Funds

25 East Erie Street

Chicago, Illinois 60611

Re:       Fund Administration and Accounting Services Agreement, between Driehaus Mutual Funds (the “Trust”) and The Northern Trust Company (“Northern”), dated as of June 1, 2020 (the “Fund Admin Agreement”) and Transfer Agency and Service Agreement between the Trust and Northern, dated as of June 1, 2020 (the “TA Agreement” and together with the Fund Admin Agreement, the “Agreements”; capitalized terms used herein but not otherwise defined shall have the meanings set forth in the applicable Agreement.)

Dear Janet:

This letter confirms our understanding that notwithstanding the effective date of the Agreements, for the Funds listed below, Northern will begin providing the services under the Fund Admin Agreement and the TA Agreement on August 1, 2020.

Driehaus Emerging Markets Growth Fund

Driehaus International Small Cap Growth Fund

Driehaus Emerging Markets Small Cap Growth Fund

Driehaus Micro Cap Growth Fund

Driehaus Small Cap Growth Fund

Driehaus Small/Mid Cap Growth Fund

All of the other terms and conditions set forth in each of the Agreements shall remain unchanged and in full force and effect. Please confirm your acceptance of this letter and your agreement with the terms contained herein by returning a signed copy of this letter to us.

Sincerely,

THE NORTHERN TRUST COMPANY

/s/ John K. Barry
Name:	John K. Barry
Title:	Senior Vice President

Terms of the letter agreed to by:

DRIEHAUS MUTUAL FUNDS

/s/ Janet McWilliams
Name:	Janet McWilliams
Title:	General Counsel